Exhibit 99.1

ACA Capital Announces New Senior Management Appointments

NEW YORK—(Business Wire)—September 17, 2007—ACA Capital Holdings, Inc. (NYSE: ACA) today announced the appointment of several senior managers to new positions.  Specifically, James Rothman, Senior Managing Director and previously responsible for the Company’s Structured Credit line of business, has been appointed as the global head of the Company’s Asset Management Business, including CDO Asset Management.  Laura Schwartz, Senior Managing Director, will report to Mr. Rothman and continue to support the Company’s CDO Asset Management segment. Brad Larson, Managing Director and prior head of the Company’s U.S. based Structured Credit business, will succeed Mr. Rothman as global head of the Company’s Structured Credit business.  Additionally, Simon Meers, Managing Director and prior head of the Company’s Singapore office, will be relocating to New York and assuming the role of head of Alternative Investments Strategy. Each of Mr. Rothman, Mr. Larson and Mr. Meers will report to Alan S. Roseman, the Company’s President and Chief Executive Officer.

ACA Capital is a holding company that provides asset management services and credit protection products to participants in the global credit derivatives markets, structured finance capital markets and municipal finance capital markets.  ACA Capital’s asset management services are provided through its asset management subsidiaries, ACA Management, L.L.C. and ACA Capital Management (U.K.) Pte. Limited, and its credit protection products are provided through its “A” rated financial guaranty insurance subsidiary, ACA Financial Guaranty Corporation.  ACA Capital Management (U.K.) Pte. Limited is authorized and regulated by the Financial Services Authority.  More information can be found at www.aca.com.  The information on our website is not included or incorporated by reference into this release.

Investor Relations Contact:	Adam Willkomm
Treasurer, ACA Capital
212-375-2085
awillkomm@aca.com

Media Contact:	Fred Bratman
Hyde Park Financial Communications
212-683-3931 x217
fbratman@hydeparkfin.com

Source: ACA Capital Holdings, Inc.